Exhibit 99.1




                                                          For Immediate Release


CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com

                        TRIARC HOLDS 2007 ANNUAL MEETING

New York, NY, June 5, 2007 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that at the Company's annual meeting, stockholders elected Triarc's twelve
(12) directors, approved an amendment to the Company's Amended and Restated 2002 Equity Participation Plan and re-approved the performance based provisions of that plan, approved an amendment to the Company's 1999 Executive Bonus Plan and ratified the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants.

     The following twelve directors were elected: Nelson Peltz, Triarc's chairman and chief executive officer; Peter W. May, Triarc's president and chief operating officer; Hugh L. Carey, former governor of the State of New York and member of Congress, and currently a partner of Harris Beach LLP; Clive Chajet, chairman of Chajet Consultancy, L.L.C.; Edward P. Garden, Triarc's vice chairman; Joseph A. Levato, former executive vice president and chief financial officer of Triarc; David E. Schwab II, a senior counsel of Cowan, Liebowitz & Latman, P.C.; Roland C. Smith, Chief Executive Officer of Arby's Restaurant Group, Inc., Raymond S. Troubh, a financial consultant and a director of various public companies; Gerald Tsai, Jr., a private investor; Russell V. Umphenour, Jr., former chief executive officer of the RTM Restaurant Group; and Jack G. Wasserman, attorney-at-law.

     Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm. The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of April 1, 2007, 1,061 were owned and operated by our subsidiaries. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.2 billion under management as of May 1, 2007.

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